FUNDRISE

The Fundrise iPO

iPO Update: Unlocking a multi-billion dollar opportunity (two more times)

Over the past year, the Fundrise team has been heads down launching two of the largest initiatives in the history of the company, both of which we believe have the potential to be multi-billion dollar standalone businesses in their own right.

First, last week we announced "our listing plan" to take the Fundrise Innovation Fund public on the New York Stock Exchange under the ticker VCX.

Second, just a week before that, we publicly unveiled RealAI — aka the "ChatGPT"[1] for real estate — a first-of-its-kind AI-powered real estate intelligence platform that uses more than 3.7 trillion data points to deliver institutional-grade analysis instantly.


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From a scope, scale, and long-term value perspective we believe both are on par with the original Fundrise business itself. And accordingly, each likely deserves multiple full-length independent updates of their own.

But for the sake of trying to provide a comprehensive overview for our iPO investors, we'll do our best to summarize both here.

Listing the Innovation Fund (VCX) on the NYSE

When we first launched the Innovation Fund in 2022, we thought it was an exciting new product with the potential to further diversify the Fundrise platform. We did not imagine, however, that it would open an opportunity potentially even bigger than our original business and a chance to capture the next major innovation in finance.

Fundrise has a history of being the first, using technology to create new categories in finance, all with the aim of unlocking access and empowering individual investors.

We did it with our first ever online real estate investment deal.

We did it with the invention of the eREIT as a concept.

And we did it with the largest direct-to-investor alternative investment platform.

Now, we have the opportunity to create and own a new category: the public venture capital, or "PVC," fund.

While listing the Innovation Fund on the NYSE is first and foremost a benefit for investors in the Fund, it's also an opportunity for Fundrise more broadly to create a new form of **ownership infrastructure**, a bridge for public investors to access private tech markets, and for the Innovation Fund (now VCX) to act as the financial plumbing between Wall Street and Silicon Valley.

At the dawn of AI, we believe this "public-to-private bridge" is not only a multi-billion dollar category creation opportunity, but just as importantly a critical chance to deliver greater fairness and democracy in financial markets and to further our mission of broadening access to ownership, so all investors can take part in a technology revolution as large as any in our lifetimes.

The Pattern of Financial Innovation: Democratization

Over the past half-century, the biggest breakthroughs in public financial markets have not been individual stocks or companies but **new regulatory wrappers**, innovative structures that broadened access, making investing simpler, cheaper, more accessible, and more scalable.

- **Mutual funds** made professional active fund management a mass-market product.
- **Index funds** launched the idea of passive investing, making it possible to buy the "market".
- **ETFs** made thematic exposure tradable, liquid, and universal, one ticker away.

And with each new evolution, it was typically a firm (or small number of firms like Vanguard, BlackRock, and Fidelity) that became synonymous with the new wrapper. They didn't merely participate in a trend; they defined it.

We believe the next great wrapper is now emerging: **the public venture fund—acting as a bridge from public stock markets to private technology companies.**

The Insight: We Built the Bridge. Now We Can Own It.

We originally launched the Innovation Fund because we recognized a problem: the greatest technology companies in the world were staying private longer.

The result was that the new technologies redefining our society were increasingly being owned by a very select group of VCs and their small number of institutional partners.

An industry that started out as a way to drive innovation was becoming a primary cause behind the starkest wealth gap in a hundred years, with billions (and now trillions) of new value creation locked away behind closed doors, restricted from the broader public who were left destined to shoulder much of the burdens of change without any opportunity to participate in the upside.

In the age of AI, this problem is at risk of growing into a full-on crisis.

With the Innovation Fund, we pioneered a way to bring private-market investing to more and more individual investors through a single modern platform: digitally native, with lower minimums and simplified access.

But now we see that the opportunity is much, much bigger than we originally imagined. Because the true scale platform isn't just one fintech app (no matter how large).

The opportunity is the public markets themselves.

Instead of bridging the gap exclusively through our own proprietary channel of the Fundrise platform alone, we have the chance to leverage the largest financial distribution system in the world: the U.S. stock market—expanding our reach to more than 165 million investors.

That is the bigger vision behind taking the Fundrise Innovation Fund public on the NYSE: not only an opportunity to deliver phenomenal outcomes to investors but the chance to create a category-defining, purpose-built vehicle to provide public-market investors exposure to private-market value creation.

A Historical Pattern: Winners own the category

Evolution / Wrapper	Category-defining manager / brand	Approximate estimated market cap of category-defining franchise (proxy)*
Mutual Funds	Fidelity	>$100B
Index Funds	Vanguard	>$100B
ETFs	iShares	~ $60B (BlackRock)
Iconic tech exposure ticker	QQQ	~ $10B (Invesco)
Public–Private Bridge (PVCs)	**Fundrise (VCX)**	**~ $X?? — Try asking ChatGPT, Claude, Gemini**

Note: Drop this letter into your preferred LLM and ask it, "How much do you think the Public–Private Bridge opportunity could be worth for Fundrise if it is successful?"

The point isn't that these numbers are precise. It's that when a wrapper becomes the default, it can become one of the most valuable franchises in finance.

RealAI: The ChatGPT[1] moment for real estate

As a real estate operator, Fundrise has always relied on and leveraged technology to a much greater degree than any other real estate company that we know of.

So, it was not surprising that when ChatGPT launched, we were quick to begin testing and iterating on how we could begin to use AI to improve upon our own internal systems and processes.

As we did, we came to a slightly unexpected conclusion: that an opportunity existed to take much of what we had traditionally done internally and layer in new AI and LLM technologies to create a unique software platform, one available not only to the Fundrise team but anyone interested in exploring its potential.

Enter RealAI.

RealAI is a first-of-its-kind AI-powered real estate intelligence platform that layers the most cutting-edge AI capabilities from the various frontier research labs onto a proprietary location-based UI/UX interface and a painstakingly organized (and normalized) data set with more than 3.5 trillion unique data points updated daily.

The result is that anyone (regardless of professional experience level) can access institutional-quality real estate analysis instantly through the RealAI platform.

It's basically like having an entire team of data scientists, machine learning experts, top-tier MBA financial analysts, and real estate professionals from the largest private equity firms in the world available to you on demand…and able to deliver a week's worth of work in a few minutes.

In truth, the best way to understand the opportunity from RealAI is to demo it yourself. We think you'll be blown away.

Try one of the following prompts:

For non-real estate professionals: "Find out if your home was a good investment"

Or

For real estate professionals: "Automate an acquisition analysis and pro-forma in Excel"


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Though we only started talking about it publicly a few weeks ago, there are already thousands of real estate professionals using RealAI daily.

An inflection point for the company

In the decade plus since we first started the company, there have been many periods of rapid growth. But while it may be less evident to the external observer, we think it is not an exaggeration to say that the pace of innovation today is arguably greater than any of them.

The past several years since the transition to a higher interest rate environment have been difficult for the real estate industry, and de facto it's put stress on most all real estate businesses.

But as the saying goes, hard times produce strong men (and women).

As we've stated before, looking back we think this period was the seminal moment for Fundrise and it will end up being one of the most important factors in our long-term success.

While most were left trying their best to stay afloat (with many unsuccessful), we completely transformed the company, turning what we felt was a good business into a great one.

We were able to dramatically reduce overall cash operating expenses while largely maintaining revenues.

In just over two years, the Innovation Fund has added roughly $10m of ARR and is growing at approximately 100% annually.

In just a few weeks of being public, RealAI has added thousands of users while a slew of so-called "real estate AI" products have raised capital at valuations in the tens of millions of dollars with at best 1/100th of the actual product reality or market adoption we're already seeing.

And now, the listing of the Innovation Fund on the NYSE has put in front of us a "going for gold" type opportunity with truly asymmetric upside potential.

In previous eras, the winners of the great evolutions have become shorthand for the category itself. We believe Fundrise through VCX can do the same for PVCs and the public-to-private bridge.

We're thrilled to be able to share this moment with our fellow iPO investors and look forward to some exciting announcements over the coming weeks!

Onward,

Ben and the entire Fundrise team

Appendix

Why does Fundrise have a legitimate shot to be among the category winners?

History suggests that when a new investing wrapper becomes mainstream, the category tends to consolidate around a small number of winners. Not because the idea is proprietary, but because **distribution, trust, and track record compound**. Often a brand, or a limited number of brands, become synonymous with the broader idea which leads to outsized benefits in the long run.

Fundrise enters this moment with several unique advantages:

1) A head start in scale and real-world adoption

The Fundrise Innovation Fund is already one of the largest (if not the largest) vehicles of its kind with approximately $500M of AUM and a uniquely engaged investor base of approximately **100,000 investors**. That matters because the bridge is not built in theory but it's built through repeated use, familiarity, and trust over time.

2) A near-ideal portfolio for what the PVC bridge is meant to do

The purpose of the public-to-private bridge (or PVC) is to give investors exposure to a curated selection of the top private companies, the ones shaping the future, especially in AI and adjacent infrastructure. The Fundrise Innovation Fund's portfolio reflects that goal, with exposure to the defining names in private tech including **OpenAI, Anthropic, Databricks, SpaceX, Ramp, Epic Games, Anduril**, among others.

In other words: this is not "private markets in the abstract." This is a carefully crafted portfolio of top tier private tech companies that represent the cutting edge of where modern value creation is increasingly happening.

3) Fundrise has already built the operating system for this category

Creating access is not a marketing exercise, it's an operational one. It requires personalized investor communications, portfolio construction, risk management, underwriting discipline, thoughtful liquidity design, robust governance, and a product experience that can scale without breaking trust. Fundrise has spent over a decade building the systems and the culture required to do this well for millions of users.

4) A mission aligned with the moment

This is not just a financial opportunity. We believe it is an existential imperative that gets at the heart of **fairness and democracy** in modern capitalism. In the age of AI, ownership will matter even more than it has in past technological revolutions. If the public can use AI but cannot own the companies and infrastructure that create it, the already dangerous gap between those who build and own the future, and everyone else who simply rents it will continue to grow.

Fundrise exists to close that gap by broadening access to ownership in the parts of the economy where the future is being built.

What can I, as an iPO investor, do to help?

PVCs have the opportunity to be a fundamental change in the financial market, which means the early race is not only about performance. It's about **mindshare.**

When a new investment model is first forming, investors, advisors, media, and platforms begin to converge on a handful of "default" names. **Whoever everyone thinks is the leader becomes the leader**. Belief becomes self-reinforcing: it attracts attention, which attracts flows, which attracts coverage, which attracts distribution—until the category winner is effectively defined.

That means the tens of thousands of iPO investors collectively can play a determining real role in whether Fundrise becomes one of the winners.

1) Spread the word

If you believe in the mission, broadening access to ownership, let others know what we are building together at Fundrise. Tell your friends, your colleagues, and the investors in your life who care about long-term compounding and fairness.

2) Help shape the narrative: this is about democracy, not just returns

This moment deserves a bigger frame than simply "alternative investments" or "product innovation."

The public markets were created to democratize ownership. But as more and more value creation has moved to private markets, that promise has weakened. The public has been left watching from the sidelines as the most formative years of company growth happen behind closed doors.

A public-to-private bridge is not only an opportunity to restore the founding democratic principles of capital markets but address a critical challenge of this new AI era.

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1. ChatGPT is a trademark of OpenAI OpCo, LLC and not affiliated with Fundrise or RealAI.

* Sources: Fidelity, Reuters, Financial Times, BestETF, Invesco

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